JOINT VENTURE CONTRACT

This Joint Venture Contract (“Contract”) made as of the 27th day of January 2005, by and among:

Sino Silver Corp. (f/k/a Bream Ventures, Inc.), a corporation organized and existing under the laws of the State of Nevada, United States of America (hereinafter referred to as “Sino Silver”),

-and-

Sanhe Sino-Top Resources & Technologies, Ltd., a limited liability company and joint venture organized and existing under the laws of the People’s Republic of China (hereinafter referred to as “Sino-Top” or the “Company”),

-and-

those existing shareholders of Sino-Top hereinafter referred to as “Sino-Top Shareholders”

and

those parties listed on the signature page(s) hereof, hereinafter referred to as an “Affiliated Party” and/or “Affiliated Parties”.

WHEREAS, Sino Silver, Sino-Top and the Affiliated Parties entered into a certain Memorandum of Understanding dated as of the 27th day of November, 2004 (the “MOU”), and

WHEREAS, the MOU provided for the formation of a joint venture to explore and evaluate, and if feasible develop and mine the mineral resources on the mining properties listed on Schedule A and Schedule B hereof, subject to the fulfillment of certain conditions specified in the MOU and, to the extent not yet fulfilled, restated herein, and

WHEREAS, subject to the terms and conditions set forth in this Contract, the parties desire to form the joint venture and consummate the transactions contemplated hereby.

NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, it is agreed as follows:

ARTICLE I

PARTIES TO THE CONTRACT

1.1 The parties to the Contract are:

(a) Sino Silver Corp.

Address: 555 Burrard Street, Suite 900, Vancouver B.C. V7X 1M8
Legal Representative: Ian Park
Position: President
Nationality: Canadian

(b) Sanhe Sino-Top Resources & Technologies, Ltd.

Address:[North Jingha Road 45, Yanjiao Economic Development Zone,

Sanhe City]

Legal Representative:[ DUAN HUANCHUN ]
Position:[ Chairman ]
Nationality:[China]

(c) Sino-Top Shareholders

(i)	ZHOU LIN a citizen of People’s Republic of China whose ID number is 132821196411020529 and holds 78% equity interests of Sino-Top

(ii)	DUAN HUANCHUN a citizen of People’s Republic of China whose ID number is 131082196612010819 and holds 12% equity interests of Sino-Top

(iii)	SHI ZHONGMEI a citizen of People’s Republic of China whose ID number is 132821196410270526 and holds 4% equity interests of Sino-Top

(iv)	ZHANG HONGLIANG a citizen of People’s Republic of China whose ID number is 132821560916053 and holds 2% equity interests of Sino-Top

(v)	YANG WEN a citizen of People’s Republic of China whose ID number is 132821581225051 and holds 2% equity interests of Sino-Top

(vi)	YANG GUOFU a citizen of People’s Republic of China whose ID number is 132821370427051 and holds 2% equity interests of Sino-Top

(d) Affiliated Parties

(i) Hebei Huaguan Science and Technology Industrial Park Company Ltd.

Address:[ Yanjiao Economic Development Zone, Sanhe City]
Legal Representative:[ DUAN HUANCHUN ]
Position:[ Chairman]
Nationality:[China]

(ii)	North China Non-Ferrous Geological Prospecting Bureau General Exploration Agency

Address:[ Yanjiao Sanhe City]
Legal Representative:[ DUANHUANCHUN ]
Position:[ Captain]
Nationality:[China]

(iii) Beijing Aosikelai Bio-Engineering Company Ltd.

Address:[South keji Road, Industrial Development Zone, Miyun County, Beijing ]

Legal Representative:[ WANG BINGYAN ]
Position:[ Chairman ]
Nationality:[China]

ARTICLE II

ESTABLISHMENT OF THE COMPANY

2.1 In accordance with the laws of the People’s Republic of China, the Sino-Top Shareholders established the Company pursuant to the original shareholder’s agreement and now superseded in its entirety by this Contract, which, upon the approval of the competent commerce bureau (the “Approval Authority”), shall have the same force and effect as if it were the contract originally establishing the Company.

2.2 The name of the Company is Sanhe Sino-Top Resources & Technologies, Ltd. and its legal address is at North Jingha Road 45, Yanjiao Economic Development Zone, Sanhe City

2.3 The Company is registered in the People’s Republic of China and is a legal person under the laws of the People’s Republic of China. All the activities of the Company shall be governed by and construed in accordance with the relevant laws, decrees, rules and regulations of the People’s Republic of China.

2.4 The Company is a limited liability company. The liability of each of the parties as equity holders of the Company with respect to third parties shall be limited to the capital contributions that each has respectively undertaken in this Contract to invest in the Company. Unless provided otherwise in this Contract, each party shall have no liability for the debts or other obligations of the Company, to the Company or to any third party except to the extent of the amount, if any, of such party’s unpaid contributions to the registered capital of the Company. The debts and other obligations of the Company shall be settled solely from the assets of the Company.

2.5 The parties shall cause the Company to adopt the Articles of Association concluded between them and initialed by them contemporaneously with the execution of this Contract, as the articles of association of the Company. For such purpose the parties shall cause their respective designated members of the Board of Directors of the Company to pass a resolution confirming that any previous articles of association in relation to the Company shall be repealed and the Articles of Association adopted.

ARTICLE III

THE PURPOSE AND BUSINESS SCOPE OF THE JOINT VENTURE

3.1 The purpose of the Company is to strengthen the economic co-operation and technical exchange between the People’s Republic of China and the United States of America and in accordance with this Contract to utilize the technology and appropriate scientific operational and management methods to improve the competitive ability of the Company in the international market so as to achieve beneficial results for the Company and the parties generally.

3.2 The business scope of the Company shall be to explore and evaluate, develop and mine the mineral resources in the People’s Republic of China and other business permitted by the laws of the People’s Republic of China.

ARTICLE IV

REGISTERED CAPITAL

4.1 The registered capital of the Company shall be 1,120,000.00 US dollars.

4.2 Contributions to registered capital shall be comprised of:

(a) US $120,000.00 representing funds already contributed by the original shareholders to the Company in accordance with the original shareholder agreement; and

(b) Sino Silver’s contribution of an aggregate of US $1 million to the Company by way of cash.

4.3 The contributions to be made by Sino Silver shall be made as follows:

(a) US $500,000 within 60 days of the issuance of the new Business License (as herein defined) by the competent administration of industry and commerce showing that Sino Silver has become a new shareholder of Sino-Top holding 60% of the equity interests of Sino-Top; the US $500,000 payment shall include the US $100,000 held in escrow as previously agreed under the MOU;

(b) US $250,000 within one year of the issuance of the new Business License by the competent administration of industry and commerce showing that Sino Silver has become a new shareholder of Sino-Top holding 60% of the equity interests of Sino-Top; and

(c) US $250,000 within two years of the issuance of the new Business License by the competent administration of industry and commerce showing that Sino Silver has become a new shareholder of Sino-Top holding 60% of the equity interests of Sino-Top.

4.4 In consideration of the contribution and work made by the original shareholders of the Company, each of the parties agrees that they shall own the following percentage of equity interests of the Company as of the Closing Date:

Sino Silver 60%

Sino-Top Shareholders 40%

After the dilution, each of the Sino-Top Shareholders’ percentage of equity interests of the Company shall be:

(i) ZHOULIN 31.2%

(ii)	DUANHUANCHUN 4.8%
(iii)	SHIZHONGMEI 1.6%
(iv)	ZHANGHONGLIANG 0.8%

(v) YANGWEN 0.8%

(vi) YANGGUOFU 0.8%

4.5 The obligation of Sino Silver to make its contribution as described in Section 4.3 above to the registered capital of the Company shall not arise until each of the following conditions has been fulfilled:

(a) This Contract and the Articles of Association have been approved by the Approval Authority, without any additional or different conditions being imposed which are not agreed to by the parties in writing;

(b) The business license has been re-issued by the competent administration of industry and commerce, reflecting that Sino Silver has become a new shareholder of Sino-Top holding 60% of the equity interests of Sino-Top and reflecting the status and purpose of the Company as described in this Contract, without any additional or different conditions being imposed which are not agreed to by the parties in writing (the “Business License”);

(c) The representations and warranties of Sino-Top contained in this Contract shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of such time. Sino-Top shall have performed and complied with all of its obligations required by this Contract to be performed or complied with at or prior to the Closing Date. Sino-Top shall have delivered to Sino Silver a certificate, dated as of the Closing Date, duly signed by Sino-Top’s president or chief executive officer, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with;

(d) Between the date hereof and the Closing Date, (i) there shall have been no material adverse change in or to Sino-Top or any of its properties, assets or business and (ii) there shall have been no adverse legislative or regulatory change affecting in any respect Sino-Top or any of its properties, assets or business, and there shall have been delivered to Sino Silver a certificate to that effect, dated the Closing Date and signed by the president or chief executive officer of Sino-Top;

(e) Sino-Top shall have delivered to Sino Silver (i) copies of its charter documents as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by its board of directors and shareholders authorizing the transactions contemplated by this Contract, and (iii) certificates issued by the applicable governmental authority authorizing the consummation of the transactions contemplated by this Contract, certified in each case as of the Closing Date, by the secretary of Sino-Top as being true, correct and complete;

(f) At the Closing, Sino-Top shall have delivered or caused to be delivered to Sino Silver evidence reasonably satisfactory to Sino Silver of the issuance of the Business License and the required approval of the Approval Authority, and all of the other documents and items required to be delivered by Sino-Top at Closing pursuant to this Contract;

(g) There shall not be pending or threatened any action or proceeding by or before any court or other governmental body that shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated by this Contract or the transactions contemplated hereby, and that, in the judgment of Sino Silver, makes it inadvisable to proceed with the transactions contemplated hereby;

(h) Sino-Top shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of Sino-Top from any person or entity from whom such consent or waiver is required under any contract, permit or license to which Sino-Top or its properties are bound as of a date not more than ten (10) days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such contracts, permits or licenses either by the terms thereof or as a matter of law;

(i) Sino-Top shall have delivered to Sino Silver audited financial statements for each of the twelve month periods ended December 31, 2003 and December 31, 2004, and stub period financial statements as of a date within 30 days of the anticipated Closing, such audit to be performed by a nationally recognized public accounting firm in conformity with GAAP and the rules and regulations of the SEC. The cost of the audit shall be borne by Sino Silver; and

(j) Sino-Top shall have complied with all due diligence requests including but not limited to delivery to Sino Silver of all geological and technical data related to any of the properties described herein as well as maps and surveys. Sino-Top shall have prepared and delivered to Sino Silver any geological studies requested by Sino Silver.

4.6 After Sino Silver’s contribution to the registered capital as set out in Section 4.3 above has been made in full an accounting firm registered in the People’s Republic of China (as approved by Sino Silver) shall verify the resulting total contribution of it and issue a contribution verification report. Upon receipt of the report the Company shall issue investment certificates to Sino Silver, signed by the Chairman of the Board confirming the amount of contribution by Sino Silver and such other details as may be required by the laws of the People’s Republic of China.

ARTICLE V

RESPONSIBILITIES OF THE PARTIES

5.1 Without limiting the generality of the other provisions of this Contract, Sino Silver shall be responsible for the following matters:

(a) To make its contribution to the registered capital of the Company as set forth in and in the manner provided in this Contract; and

(b) To handle any other matters entrusted to it by the Company and accepted by it.

5.2 Sino-Top Shareholders, in addition to their other obligations and responsibilities as set out in this Contract, shall be responsible for the following matters:

(a) To deal with the applications for approval and registration of this Contract and for obtaining the Business License; and

(b) To handle any other matters entrusted to it by the Company and accepted by it.

5.3

(a) After the Closing each Affiliated Party shall contribute to the Company all of its exploratory and licensing rights and interests it owns in the property, which rights, interests and property are described in detail and set forth opposite its name on Schedule 5.3(a) (the “Affiliated Property Rights”), upon thirty (30) days prior written notice from the Company and upon the payment by Sino Silver of the sum of two hundred eighty six thousand dollars (US $286,000) for each Affiliated Property to the Company. Such payment to the Company shall be as the capital increase to the registered capital of the Company and made as follows:

(i)	The sum of ninety six thousand dollars (US $96,000) upon receipt by the Company of such documents reasonably required by counsel to the Company, delivering, assigning and transferring the Affiliated Property Rights by such Affiliated Party to the Company (the “Affiliate Closing”);

(ii)	the sum of ninety five thousand dollars (US $95,000) on the first anniversary of the Affiliate Closing; and

(iii)	the sum of ninety five thousand dollars (US $95,000) on the second anniversary of the Affiliate Closing.

(b) Each Affiliated Party covenants and agrees that it shall execute and deliver to the Company such documents as may be reasonably required by the Company’s counsel, including but not limited to, a license from the Provincial Branch of Ministry of Land & Resources in Inner Mongolia Autonomous Region (“Ministry of Land & Resources”), to perfect the Company’s interest in the Affiliated Property Rights delivered, transferred and assigned by such Affiliated Party to the Company hereunder, and customary seller’s representations and indemnities.

(c) Irrespective of each Affiliate Closing, Sino Silver and Sino-Top Shareholders shall retain the same 60:40 equity interest percentage within the Company as set forth in Section 4.4. The Affiliated Party shall be bound by all of the terms and conditions herein applicable to an equity owner of the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Sino Silver represents and warrants to Sino-Top and the Affiliated Parties that:

(a) it was incorporated under the laws of the State of Nevada and is in good standing under the laws of the State of Nevada;

(b) it has the power to enter into this Contract and perform its obligations hereunder;

(c) all corporate action required to be taken by Sino Silver to authorize this Contract has been taken;

(d) this Contract will not result in a violation of its Articles of Incorporation or By-laws, or breach any agreement to which it is a party;

(e) this Contract has been duly executed and delivered by it, and is valid and binding upon it in accordance with its terms; and

(f) it is current in its reporting obligations pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and all reports filed with the SEC are accurate and do not contain any misrepresentation of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

6.2 Sino-Top and Sino-Top Shareholders represent and warrant to Sino Silver that:

(a) Sino-Top was organized under the laws of the People’s Republic of China and is in good standing under the laws of such jurisdiction as a joint venture and a limited liability company;

(b) Sino-Top has the power to enter into this Contract and perform its obligations hereunder;

(c) all action required to be taken by Sino-Top and Sino-Top Shareholders to authorize this Contract has been taken;

(d) this Contract will not result in a violation of its organizational documents, or breach any agreement to which they are a party;

(e) this Contract has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

(f) as of the date hereof and as of the Closing Date, 100% of the equity ownership interests of Sino-Top are owned by the Sino-Top Shareholders as reflected on Schedule 6.2(f). There are no options, warrants or other securities exercisable for, convertible into, or exchangeable for, equity ownership interests of Sino-Top or any subscriptions, agreements or commitments for Sino-Top to issue any equity ownership interests of Sino-Top, nor (except for the original shareholders agreement, which shall be replaced and superseded in its entirety by this Contract) any voting agreements, preemptive rights, rights of first refusal or redemption rights with respect to the equity ownership interests of Sino-Top;

(g) the only approvals required of any governmental agency or body (including, but not limited to, the Ministry of Land & Resources) with respect to any transaction contemplated by this Contract are set forth on Schedule 6.2(g); and all such approvals will have been obtained prior to the Closing Date;

(h) the financial statements of Sino-Top as of December 31, 2004 and for the year then ended and as of December 31, 2003 and for the year then ended (the “Sino-Top Financial Statements”) are attached hereto as Schedule 6.2(h); the Sino-Top Financial Statements fairly present the financial position of Sino-Top at the date thereof and the results of operations for the period then ended; Sino-Top shall deliver to Sino Silver audited financial statements as described in Section 4.5(i) hereof (the “Audited Sino-Top Financial Statements”), which shall be (and Sino-Top represents as of the Closing are) prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and fairly present the financial position of Sino-Top at the date thereof and the results of operations for the period then ended;

(i) there are no (i) actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or threatened against Sino-Top or (ii) judgments, decrees, injunctions or orders of any court, governmental authority or arbitrator against Sino-Top;

(j) Sino-Top has accurately prepared and timely filed all tax returns which are required to be filed by it, and has paid all taxes shown to be due and payable on said returns or on any assessment made against it or any of its property or assets by any taxing authority which are due and payable;

(k) Schedule 6.2(k) sets forth and describes all leases or agreements to lease under which Sino-Top leases any real property, and Sino-Top is not in default of any of its material obligations under any lease;

(l) Sino-Top is the owner of and has good and marketable title to all of its properties and assets, including, without limitation, all properties and assets set forth on the Audited Sino-Top Financial Statements and all Property Rights (as herein defined), and all properties and assets acquired by Sino-Top since December 31, 2004, free and clear of all mortgages, charges, pledges, security interests, liens, claims or demands of any nature whatsoever (“Encumbrances”), except for properties and assets disposed of or utilized by Sino-Top since December 31, 2004 in the ordinary course of business consistent with past practice and custom (“Ordinary Course of Business”) or Encumbrances disclosed on the Audited Sino-Top Financial Statements;

(m) Sino-Top has no liabilities except for liabilities set forth on the Audited Sino-Top Financial Statements or which have arisen after December 31, 2004 in the Ordinary Course of Business;

(n) Sino-Top has set forth on Schedule 6.2(n) each contract including, without limitation, those related to the Property Rights set forth below, whether written or oral, to which it is a party, and each such contract is legal, valid, binding and enforceable as to Sino-Top in accordance with its terms and Sino-Top is not, nor is any party thereto, in breach or default thereunder;

(o) Sino-Top owns or validly holds all licenses, franchises, permits, approvals, authorizations and registrations that are necessary for it to own, lease or operate its properties and assets and to conduct its business as now conducted and intended and its business has been and is being conducted in compliance with all such licenses, franchises, permits, approvals, authorizations and registrations;

(p) the exploratory and licensing rights and interests it owns in and to the properties, which rights, interests and properties are described in detail and identified on Schedule 6.2(p) (the “Property Rights”) are owned exclusively by Sino-Top, free and clear of any and all Encumbrances;

(q) the Property Rights are renewable through application in accordance with relative laws and regulations of the People’s Republic of China;

(r) since December 31, 2004, Sino-Top has not engaged in any transaction not in the Ordinary Course of Business, nor has it entered into any agreement requiring the payment of more than $5,000 (in the aggregate), nor has it granted any license or sublicense of any of its Property Rights and has taken such action as is necessary to preserve and maintain all such Property Rights;

(s) Sino-Top is in compliance with all laws and regulations applicable to it and its business and there are no ongoing or threatened government actions, investigations or proceedings to which it or any of its assets, properties or business is involved or affected;

(t) upon issuance to Sino Silver of its 60% equity interest in the Company at the Closing, the equity interest represented thereby shall be validly issued, fully paid (subject to Sino Silver’s obligation to pay the subscription price in full pursuant to Section 4.3) and non-assessable and shall be free of all Encumbrances; and

(u) as of the Closing, Sino Silver will own 60% of all the equity ownership interests of the Company, free of all Encumbrances except this Contract.

6.3 Each Affiliated Party represents, warrants and covenants to Sino Silver and the Company as follows:

(a) he has the power to enter into this Contract and perform his obligations hereunder;

(b) this Contract has been duly executed and delivered by him and is valid and binding upon him in accordance with its terms;

(c) he is the exclusive owner of the Affiliated Property Rights, free and clear of all Encumbrances, will not voluntarily or involuntarily, directly or indirectly transfer, assign or encumber the Affiliated Property Rights and will maintain such Affiliated Property Rights in good standing; and

(d) the Affiliated Property Rights are renewable through application in accordance with relative laws and regulations of the People’s Republic of China.

ARTICLE VII

MANAGEMENT

7.1 The Company will be managed by a Board of Directors (the “Board”) constituting five members. The parties hereto agree that three of the members will be appointed by Sino Silver and two members will be appointed by the Majority Sino-Top Shareholders (as herein defined). The members of the Board are identified on Schedule 7.1 annexed hereto. In the event a member appointed by a party resigns, or is removed by the party that appointed him, such party shall designate his successor. The term of office for the directors shall be four[4] years, a director may be removed only by the party who designated him. The parties hereto shall vote their equity interests of the Company and/or consent by written action of the shareholders in such a manner as to effect the agreements and provisions set forth in this Section 7.1, as and when required or permitted by applicable law.

7.2 The Board shall manage the business and affairs of the Company. The Board shall have the power to appoint and remove the officers of the Company. The officers of the Company are set forth on Schedule 7.2.

7.3 Board meetings shall be held on the date and at the time and place, within or without the Republic of China upon at least 5 days written notice given in person or by other means of written communication.

7.4 The Chairman of the Board, if any, shall preside at the meeting, if present and acting, otherwise any director chosen by the Board, shall preside.

7.5 The affirmative vote or action of at least a majority of the members of the Board shall be required for the Board to approve or authorize any act of the Company, unless applicable law requires the affirmative vote or action of a greater percentage of the directors in which case such greater percentage shall be required. Except as may be set forth herein or by the law, the act or decision done or made by a majority of the directors shall be the act of the Board. Meetings may be conducted by telephone conference.

7.6 Any action required or permitted to be taken at a meeting may be taken without a meeting if a majority of the members of the Board consent in writing to such action.

7.7 The Board shall have the power and authority to, among other things:

(a) establish bank accounts with financial institutions in China and elsewhere;

(b) designate required signatories on checks and for wire transfers (at least two signatures are required for transactions in excess of $1,000);

(c) authorize the execution and delivery of contracts with companies organized in China and all other jurisdictions, or ventures with such companies, in order to, among other things, explore and develop mining properties;

(d) distribute cash or other assets from time to time to each owner of equity interests in the Company in proportion to such owner’s equity interest in the Company; and

(e) borrow money from Sino Silver or third parties on terms it deems reasonable.

7.8 The Board will hold meetings on the first business day of each month to establish a budget and conduct a review of operations before. Budgetary considerations shall involve:

(a) estimates of capital costs for exploration or development of mining properties;

(b) estimates of all material capital expenditures for equipment, machinery and related items (including contingencies) necessary for commercial production;

(c) estimates of all other material direct and indirect costs and general and administrative expenses required for production; and

(d) a schedule of capital requirements.

7.9 All expenditures in excess of U.S. $2,500 shall require the prior approval of the Board.

7.10 Sino-Top and Sion-Top Shareholders shall cause Mr. Chen Xiang Ping, for a period of at least one (1) year from the Closing Date, devote as much time as may be requested by the Board to facilitate operations in China.

ARTICLE VIII

RESTRICTIONS ON TRANSFERS; ADDITIONAL EQUITY INTEREST HOLDERS

8.1 Except as may be otherwise provided herein, each party hereto agrees that it will not, directly or indirectly, exchange, sell, pledge, mortgage, transfer, encumber, give, assign or in any manner whatsoever dispose or attempt to dispose of, any interest in the Company (“Interest”) that it owns, without the written consent of Sino-Top Shareholders holding at least a majority of the equity interests of the Company held by all Sino-Top Shareholders (the “Majority Sino-Top Shareholders”) and Sino Silver.

8.2 Upon the prior written consent of the Majority Sino-Top Shareholders and Sino Silver, a person or entity may become a holder of an equity interest in the Company either through a transfer of Interests pursuant to Section 8.1 above, or through the issuance by the Company of additional Interests for such consideration as the Board may determine. However, as a condition precedent to owning an Interest in the Company, such person or entity must execute a counterpart to this Contract in a form acceptable to the Board and agree to be bound by all of the terms and provisions of this Agreement.

ARTICLE IX

ADDITIONAL CAPITAL CONTRIBUTIONS

9.1 No party shall be obligated to make any additional capital contributions to the Company. Each party, pro rata in proportion to each party’s equity interest in the Company, may, but shall not be obligated to, make additional capital contributions to the Company at such time and in such amounts as the Board determines is necessary, appropriate or desirable. However, without the prior written consent of the Majority Sino-Top Shareholders, additional capital contributions cannot be made which would reduce the equity interests of all Sino-Top Shareholders below thirty percent (30%). Notwithstanding any provision in this Contract to the contrary, Sino Silver’s equity interest in the Company may not be reduced below 60% without its prior written consent until all seven (7) properties set forth on Schedule B have been conveyed to the Company in accordance with this Contract.

ARTICLE X

ACCOUNTING MATTERS

10.1 The Company shall prepare financial statements on a quarterly and annual basis in accordance with GAAP.

10.2 The Company shall retain a Chinese accounting firm acceptable to Sino Silver, to audit and report on the financial statements of the Company in accordance with GAAP.

10.3 The Company shall, as soon as practicable, implement a process designed to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and include policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of its assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company are being made only in accordance with the authorization of management and its directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisitions, use or disposition of the Company’s assets that could have a material effect on its financial statements.

ARTICLE XI

THE TERM OF THE COMPANY

11.1 Unless otherwise terminated in accordance with this Contract or the Articles of Association, The Company term shall be twenty (20) years from the date of issuance of the new business license of the Company.

ARTICLE XII

DISSOLUTION AND WINDING-UP

12.1 The Company may be dissolved in accordance with applicable law upon the consent of Sino Silver and the Majority Sino-Top Shareholders.

12.2 In the event of dissolution of the Company for any reason, the Board shall commence to wind up the affairs of the Company and to liquidate its assets. The Board shall prepare a plan, method or procedure for the orderly winding up of the Company. Any proceeds from liquidation, together with any assets which the Board determines to distribute in kind, shall be applied in the following order:

(a) First, to the expenses of liquidation and the debts of the Company, including debts of the Company to any of the parties hereto;

(b) Second, to a reserve established by the Board for any contingent or unforeseen liabilities or obligations of the Company or in connection with its dissolution and liquidation. Such reserves shall be held for so long as the Board deems advisable and thereafter shall be distributed in accordance with Section 12.2(c) below; and

(c) Third, to all the holders of equity interests in the Company pro rata in proportion to their equity ownership.

ARTICLE XIII

CLOSING

13.1 Subject to and after fulfillment or waiver of the conditions set forth in Article IV and Article XV of this Contract, the closing of the initial contribution by Sino Silver to the Company (the “Closing”) shall take place on February 22, 2005 or at a time mutually agreed upon by the parties, or if all such conditions have not been fulfilled or waived by such date then on a date and at a time mutually selected by the parties within thirty (30) days following the fulfillment or waiver of such conditions, but in no event later than April 1, 2005 unless extended by the mutual written consent of the parties. The Closing shall occur at the principal offices of Sino-Top, China or such other location as the parties may agree upon. The date on which the Closing shall occur is herein referred to as the “Closing Date.”

ARTICLE XIV

CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

14.1 Sino-Top covenants and agrees that, between the date of this Contract and the Closing Date, (a) the business of Sino-Top shall be conducted only in, and Sino-Top shall not take any action except in, the Ordinary Course of Business, (b) it shall not enter into any agreement requiring payment in excess of $5,000 without the prior written consent of Sino Silver, (c) it shall, at its cost and expense, take such steps as necessary in order to preserve and maintain all mineral and mining rights and Property Rights and (d) it shall preserve intact its business organization, business relationships, properties and assets.

14.2 From the date hereof to the Closing Date, Sino-Top and the Sino-Top Shareholders shall (and shall cause Sino-Top’s directors, officers, employees, auditors, counsel and agents to) afford Sino Silver and Sino Silver’s officers, employees, auditors, counsel and agents reasonable access at all reasonable times to Sino-Top’s properties, assets, officers, employees, books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested.

14.3 Sino-Top shall give prompt written notice to Sino Silver of the occurrence or non-occurrence of any event that would likely cause any representation or warranty contained in this Contract to be untrue or inaccurate, or any covenant, condition, or agreement contained in this Contract not to be complied with or satisfied.

14.4 Except as may be required by law or as otherwise permitted or expressly contemplated in this Contract, prior to the Closing Date, no party hereto or their respective affiliates, employees, agents or representatives shall disclose to any third party this Contract or the subject matter or terms hereof without the prior consent of the other parties hereto (except to their attorneys, accountants and other professional advisors in connection with consummating the transactions contemplated hereby and except as necessary to satisfy any conditions precedent to Closing). No press release or other public announcement related to this Contract or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of Sino Silver and the Company, except that Sino Silver may make such public disclosure that it believes in good faith to be required by law.

14.5 Sino-Top and each of the Sino-Top Shareholders shall not (and shall cause each of their respective affiliates, employees, agents and representatives to not) (i) initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of Sino-Top or any sale of equity interests in Sino-Top (whether by merger, consolidation, joint venture, sale of equity interests or otherwise), or (ii) enter into any contract or commitment (whether or not binding) with respect to any of the foregoing transactions. Sino-Top and the Sino-Top Shareholders will immediately notify Sino Silver if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

14.6 Sino Silver shall be entitled to conduct, prior to the Closing, a due diligence review of the assets, properties, books, records, business, operations, and financial condition of Sino-Top and an audit of Sino-Top’s financial statements (hereinafter referred to as “Due Diligence Review”). Sino-Top and its officers, employees and agents shall facilitate such review by Sino Silver and its representatives (including its attorneys, accountants and consultants) and shall furnish all information as may be reasonably requested by such reviewing party, and shall afford such reviewing party and its representatives an opportunity to examine such books, records and properties of Sino-Top as may be requested. Sino Silver’s conduct or failure to conduct any Due Diligence Review shall not affect any representation or warranty of Sino-Top under this Contract.

14.7 From and after the Closing, upon the reasonable request of Sino Silver, Sino-Top and the Sino-Top Shareholders shall execute, acknowledge and deliver all such further instruments and documents as may be required or appropriate to convey and transfer to and vest in Sino Silver and protect its right, title and interest in all of the equity interests in the Company to be acquired by it hereunder and to carry out the transactions contemplated by this Contract.

ARTICLE XV

CONDITIONS TO THE OBLIGATIONS OF SINO-TOP

15.1 The obligations of Sino-Top to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Sino-Top: The representations and warranties of Sino Silver contained in this Contract shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of such time. Sino Silver shall have performed and complied with all of its obligations required by this Contract to be performed or complied with at or prior to the Closing Date. Sino Silver shall have delivered to Sino-Top a certificate, dated as of the Closing Date, and signed by Sino Silver’s President, certifying that such representations and warranties are true and correct, and that all such obligations have been performed and complied with.

ARTICLE XVI

INDEMNIFICATION

16.1 Sino-Top agrees to indemnify and hold harmless Sino Silver and its officers, directors, shareholders, employees, affiliates and agents from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, “Indemnifiable Damages”), arising from, relating to, caused by (whether in whole or in part), in connection with, or incident to: (a) any breach, inaccuracy or violation of any of the representations, warranties, covenants or agreements of Sino-Top or any Sino-Top Shareholder contained in this Contract, in any schedule or exhibit to this Contract or in any document or certificate delivered by Sino-Top or any Sino-Top Shareholder; or (b) any transaction, act, omission, status, event, condition, occurrence, or situation in any way relating to Sino-Top or any of its business, properties or assets or the conduct, operation or ownership of Sino-Top’s business, properties or assets, in each case arising, accruing or occurring in whole or in part on or prior to the Closing Date without regard to whether the claims have been asserted on the Closing Date or are asserted at any time thereafter.

16.2 Each Affiliated Party agrees to indemnify and hold harmless Sino Silver and its officers, directors, shareholders, employees, affiliates and agents from, against and in respect of, the full amount of any and all Indemnifiable Damages arising from, relating to, caused by (whether in whole or in part), in connection with, or incident to: (a) any breach, inaccuracy or violation of any of the representations, warranties, covenants or agreements of such Affiliated Party contained in this Contract, in any schedule or exhibit to this Contract or in any document or certificate delivered by such Affiliated Party; or (b) any transaction, act, omission, status, event, condition, occurrence, or situation in any way relating to any Affiliated Property Rights of such Affiliated Party accruing or occurring in whole or in part on or prior to the Affiliate Closing Date on which such Affiliated Property Rights are conveyed to the Company, without regard to whether the claims have been asserted on the Affiliate Closing Date or are asserted at any time thereafter.

16.3 Each of the representations and warranties made by any party hereto in this Contract or pursuant hereto shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of any other party contained in this Contract or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of each of the parties contained in this Contract is independent of each other representation, warranty, covenant and agreement.

16.4 Sino Silver may, at its election, withhold and set off against any amounts due to Sino-Top or any Affiliated Party any Indemnifiable Damages in respect of which such party is required to provide indemnification hereunder, in addition to any other right or remedy available to it.

16.5 The right to indemnification or other remedy based upon breach of representations, warranties, covenants, agreements or obligations or otherwise will not be affected by any investigation conducted (or not conducted) with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Contract or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants, agreements and obligations.

ARTICLE XVII

AMENDMENTS

17.1 Except as may otherwise be provided herein, this Contract may not be amended or modified without the written consent of Sino Silver and the Majority Sino-Top Shareholders.

ARTICLE XVIII

DISPUTE RESOLUTION

18.1 This Contract shall be interpreted, construed and enforced in accordance with the laws of the Peoples’ Republic of China.

18.2 All disputes arising out of or in connection with this Contract shall be finally settled under the arbitration rules of the International Chamber of Commerce by three arbitrators selected as follows: each party shall select one arbitrator and those two arbitrators, in turn, shall select the third arbitrator who shall be the chief arbitrator. The language to be used in the arbitral proceedings shall be English. The arbitration shall be held in Hong Kong. Judgment on the arbitral award may be entered in any court having jurisdiction. The arbitrator’s fees and other expenses associated with the arbitration shall be borne by the non-prevailing party as determined by the arbitrators.

ARTICLE XIX

TERMINATION

19.1 This Contract may be terminated at any time prior to the Closing Date: (a) by mutual written consent of all of the parties hereto at any time prior to the Closing Date; (b) by Sino Silver in the event of a material breach by any other party hereto of any provision of this Contract, provided the breaching party has been given notice and a reasonable opportunity to cure such breach and fails to do so; (c) by Sino-Top in the event of a material breach by Sino Silver of any provision of this Contract, provided Sino Silver has been given notice and a reasonable opportunity to cure such breach and fails to do so; or (d) by either Sino-Top or Sino Silver if the Closing shall not have occurred by April 1, 2005, provided that the terminating party shall not have caused the Closing to not have occurred by such date.

19.2 In the event of termination of this Contract pursuant to Section 19.1, this Contract shall forthwith become void and of no further force and effect, and the parties hereto shall be released from any and all obligations hereunder; provided, however, that nothing herein shall relieve any party from liability for the willful or intentional breach of any of its representations, warranties, covenants or agreements set forth in this Contract.

19.3 Upon termination of this Contract, the $100,000 held in escrow by Akerman Senterfitt shall be returned and delivered to Sino Silver, except as provided in the next sentence. If all conditions set forth in Article IV have been satisfied and Sino Silver fails to close, then upon termination of this Contract by Sino-Top in such an event, the $100,000 held in escrow by Akerman Senterfitt shall be delivered to Sino-Top.

ARTICLE XX

NOTICE

20.1 All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

if to Sino-Top:

Sanhe Sino-Top Resources & Technologies, Ltd.

North Jingha Road 45, Yanjiao Economic Development Zone,

Sanhe City, Hebei Province, 065201, P.R. China
Attn.: Mr. Duan Huan Chun

Telecopy: 86-10-61597354

if to Sino Silver:

Sino Silver Corp.
555 Burrard Street, Suite 900,
Vancouver B.C. V7X 1M8
Attn.: Ian Park, President
Telecopy: (905) 430-2300

Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

ARTICLE XXI

MISCELLANEOUS

21.1 At any time, and from time to time, each party shall execute such additional documents and take such actions as may be reasonably requested by any other party to confirm or perfect title to any property transferred hereunder or to otherwise carry out the intent and purpose of this Contract.

21.2 This Contract constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, agreements, representations, warranties and understandings relating to the subject matter hereof.

21.3 This Contract may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Contract as of the date first above written.

SINO SILVER CORP.

By: /s/ Ian G. Park

Ian G. Park, Chairman

SANHE SINO-TOP TECHNOLOGIES, LTD.

By: /s/ Duan Huan Chun

Mr. Duan Huan Chun, Chairman

AFFILIATED PARTIES:

/s/ illegible

Hebei Huaguan Science and Technology

Industrial Park Company Ltd.

/s/ illegible

North China Non-Ferrous Geological

Prospecting Bureau General Exploration
Agency

/s/ illegible

Beijing Aosikelai Bio-Engineering

Company Ltd.

SINO-TOP SHAREHOLDERS:

/s/ Zhou Lin

ZHOU LIN

/s/ Duan Huanchun

DUAN HUANCHUN

/s/ Shi Zhongmei

SHI ZHONGMEI

/s/ Zhang Hongliang

ZHANG HONGLIANG

/s/ Yang Wen

YANG WEN

/s/ Yang Guofu

YANG GUOFU